EXHIBIT 10.13

COMPEX TECHNOLOGIES, INC.
RESTRICTED STOCK AWARD AGREEMENT

     This RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is made this second day of June, 2004 by and between Compex Technologies, Inc., a Minnesota corporation (the “Company”) and [Executive] (“Participant”).

     1.      Award. The Company hereby grants to Participant a restricted stock award of [                     ] shares (the “Shares”) of Common Stock, par value $.10 per share, of the Company according to the terms and conditions set forth herein and in the Compex Technologies, Inc. 1998 Stock Incentive Plan (the “Plan”). The Shares are Restricted Stock granted under Section 6(c) of the Plan. A copy of the Plan will be furnished upon request of Participant.

     2.      Vesting. Except as otherwise provided in this Agreement, the Shares shall vest in accordance with the following schedule:

On or after each of	Number of Shares
the following dates	Vested
June 2, 2005
June 2, 2006
June 2, 2007

     3.      Restrictions on Transfer. Until the Shares vest pursuant to Section 2 or Section 4 hereof, none of the Shares may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Company, and no attempt to transfer the Shares, whether voluntary or involuntary, by operation of law or otherwise, shall vest the purported transferee with any interest or right in or with respect to the Shares.

     4.      Forfeiture; Early Vesting. If Participant ceases to be an employee of the Company or any Affiliate (as defined in the Plan), whether or not terminated for cause, prior to vesting of the Shares pursuant to Section 2 or Section 4 hereof, all of Participant’s rights to all of the unvested Shares shall be immediately and irrevocably forfeited, except that (i) if Participant ceases to be an employee by reason of Disability (as defined below) prior to the vesting of Shares under Section 2 or Section 4 hereof or (ii) if Participant ceases to be an employee by reason of death prior to the vesting of Shares under Section 2 or Section 4 hereof, all Shares granted hereunder shall vest as of such termination of employment. For purposes of this Agreement, “Disability” has the meaning given to such term in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). Upon forfeiture, Participant will no longer have any rights relating to the unvested Shares, including the right to vote the Shares and the right to receive dividends declared on the Shares.

     3.      Miscellaneous(a) Legends; Certificates. Participant agrees that each certificate representing unvested Shares will bear any legend required by law and a legend reading substantially as follows:

The securities represented by this certificate are subject to the provisions of a Restricted Stock Award Agreement dated as of June 2, 2004. None of the securities represented by this certificate may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Company, and no attempt to transfer the Shares, whether voluntary or involuntary, by operation of law or otherwise, shall vest the purported transferee with any interest or right in or with respect to the Shares.

Participant agrees that the Company shall hold any certificate representing unvested Shares in escrow until such time such Shares are vested.

     (b)      Plan Provisions Control. In the event that any provision of the Agreement conflicts with or is inconsistent in any respect with the terms of the Plan, the terms of the Plan shall control.

     (c)      No Right to Employment. The issuance of the Shares shall not be construed as giving Participant the right to be retained in the employ, or as giving a director of the Company or an Affiliate the right to continue as a director, of the Company or an Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate such employment or position at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss Participant from employment, or terminate the term of a director of the Company or an Affiliate, free from any liability or any claim under the Plan or the Agreement. Nothing in the Agreement shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. The Award granted hereunder shall not form any part of the wages or salary of Participant for purposes of severance pay or termination indemnities, irrespective of the reason for termination of employment. Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Agreement or Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, Participant shall be deemed to have accepted all the conditions of the Plan and the Agreement and the terms and conditions of any rules and regulations adopted by the Committee (as defined in the Plan) and shall be fully bound thereby.

     (d)      Governing Law. The validity, construction and effect of the Plan and the Agreement, and any rules and regulations relating to the Plan and the Agreement, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Minnesota.

     (e)      Severability. If any provision of the Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Agreement, such provision shall be stricken as to such jurisdiction or the Agreement, and the remainder of the Agreement shall remain in full force and effect.

     (f)      No Trust or Fund Created. Neither the Plan nor the Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Participant or any other person.

     (g)      Headings. Headings are given to the Sections and subsections of the Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Agreement or any provision thereof.

     IN WITNESS WHEREOF, the Company and Participant have executed this Agreement on the date set forth in the first paragraph.

Compex Technologies, Inc.

By:
Name:
Title:

Name: [Executive]

3